Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
October 1, 2018	Omaha, NE

CONTACT: Craig Allen

800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES THE SALE OF JADE PARK MF PROPERTY AND REDEMPTION OF A MORTGAGE REVENUE BOND

OMAHA, Nebraska -- America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (the “Partnership”) announced today that on September 25, 2018, it sold Jade Park, a 144-unit property, held in its MF Property portfolio, located in Daytona, Florida for $13.45 million.  ATAX will realize a gross gain, before direct and indirect expenses, of approximately $4.0 million to be recognized in the third quarter of 2018.  In addition, Lake Forest, a 240-unit property contiguous to Jade Park, was sold by its owner. The mortgage revenue bond (“MRB”) associated with Lake Forest and held by ATAX was redeemed.  As a result of this sale, ATAX will realize interest, contingent interest and other income, before direct and indirect expenses, of approximately $10.4 million in the third quarter of 2018.

In September 2016, ATAX purchased Jade Park and embarked upon a strategy of increasing the occupancy and performing light renovation prior to marketing the property for sale.  The culmination of this strategy was realized when ATAX partnered with the owner of Lake Forest to jointly market and complete the sale of both properties as a 384-unit multifamily project.

“We are pleased that the strategy we initially employed in September 2016 was successful through the sales of Jade Park and Lake Forest,” said Chad Daffer, Chief Executive Officer of ATAX.  “These sales represent a significant event for the Partnership and represent a continuation of our ongoing strategy of “fine tuning” of our balance sheet.  Our Unitholders are, once again, the beneficiaries of these transactions.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.